Filed with respect to
Registration Statement No. 33-58032
pursuant to Rule 424 (b) and (c)
under the Securities Act of 1933

# AMERICAN TAX CREDIT TRUST,

A Delaware statutory business trust

# SERIES I

## SUPPLEMENT NO. 3 DATED NOVEMBER 23, 1994 TO PROSPECTUS DATED SEPTEMBER 7, 1993

This Supplement is being furnished with respect to Series I ("ATCT Series I") of American Tax Credit Trust (the "Trust"), a Delaware statutory business trust. This Supplement forms a part of, and should be read in conjunction with, the Prospectus of the Trust dated September 7, 1993 (the "Prospectus"), as supplemented by Supplement No. 1 thereto dated September 7, 1993 and Supplement No. 2 thereto dated November 16, 1993. Capitalized terms used in this Supplement and not defined herein have the meanings assigned to them in the Prospectus. Page numbers refer to the pages in the Prospectus.

**Investors should be aware that an investment in the Trust entails significant risks.** See "Risk Factors," "Individual Investment Considerations" and "Conflicts of Interest" in the Prospectus. Among others, these risks include:

Real Estate and Other Investment Risks—

- Properties may not perform as anticipated and may be lost through foreclosure.
- If investors receive no cash return, tax credits will represent the only return of their capital and the only return on their investment.
- The investment is long-term and illiquid, and no public market exists or is expected to exist for the Units.
- Certain predominantly market rate properties owned by affiliates of the Manager have experienced financial difficulties (see "Prior Performance Summary—Prior Performance of Certain Properties" in the Prospectus); there is no assurance that Low Income Housing Properties will not be similarly affected in the future.
- To the extent that only a small number of Units are sold in any Series, risks will increase due to lack of diversification.

Tax Risks—

- Tax credit rules limit the use of credits, and credits may not be usable by all taxpayers.
- Tax credits are subject to partial recapture in certain cases for a period of up to 15 years, and future credits may be lost through premature disposition of properties (including foreclosure).

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**Merrill Lynch & Co.** **PaineWebber Incorporated**

**IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF A UNIT OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES. ANY SALE OR TRANSFER OF UNITS OUTSIDE CALIFORNIA AND NOT INVOLVING CALIFORNIA RESIDENTS DOES NOT REQUIRE THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA.**

**AMERICAN TAX CREDIT TRUST SERIES I IS NOT A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY WITHIN THE MEANING OF THE INVESTMENT COMPANY ACT OF 1940 AND IS NOT SUBJECT TO REGULATION THEREUNDER.**

**AMERICAN TAX CREDIT TRUST SERIES I IS NOT A REAL ESTATE INVESTMENT TRUST.**

**THE TRUSTEE FOR THE TRUST WILL NOT PARTICIPATE IN THE MANAGEMENT OF THE BUSINESS OF THE TRUST. INVESTORS SHOULD NOT RELY ON THE TRUSTEE FOR PROTECTION OF THEIR INTERESTS.**

## SPECIFIED INVESTMENTS

ATCT Series I has identified for investment Local Partnership Interests in the following Local Partnerships in addition to the Local Partnerships previously identified in Supplement No. 1: Coral Gardens Limited Partnership, a Florida limited partnership (the "Coral Gardens Local Partnership"), which is acquiring the Coral Gardens Apartments in Homestead, Florida; City Housing Associates Limited Partnership, a New York limited partnership (the "City Housing Associates Local Partnership"), which is acquiring the City Housing Associates Apartments in New York, New York; Vision Limited Dividend Housing Association Limited Partnership, a Michigan limited partnership (the "Elmwood Local Partnership"), which is acquiring the Elmwood III Apartments in Detroit, Michigan; and Glenville Apartments Limited Partnership, a Michigan limited partnership (the "Glenville Local Partnership), which is acquiring the Glenville Apartments in Cleveland, Ohio.

THE IDENTIFICATION OF THE ABOVE DESCRIBED INVESTMENTS IS PRELIMINARY ONLY AND IS SUBJECT TO SATISFACTION OF SIGNIFICANT CONDITIONS PRECEDENT AND SUBSEQUENT INCLUDING, BUT NOT LIMITED TO, RECEIPT AND APPROVAL OF MORTGAGE LOAN FINANCING, RENTAL ASSISTANCE, FINAL TAX CREDIT ALLOCATIONS, GOVERNMENTAL APPROVAL OF PROPERTY TRANSFER AND/OR COMPLETION OF PROPERTY ACQUISITION. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ALL OR ANY OF THE INVESTMENTS WILL BE MADE IN ACCORDANCE WITH THE TERMS DESCRIBED BELOW OR THAT ANY WILL BE MADE AT ALL. INVESTORS SHOULD NOT BASE THEIR DECISION TO INVEST IN ATCT SERIES I ON THE ASSUMPTION THAT THE IDENTIFIED INVESTMENTS WILL BE MADE OR THAT THEY WILL BE MADE IN ACCORDANCE WITH THE TERMS OR THE DESCRIPTIONS SET FORTH BELOW.

Additional Local Partnerships will be identified in further supplements to the Prospectus during the ATCT Series I Offering Period when the Manager believes there is a reasonable probability of investment in such Local Partnerships. As to all anticipated investments, in all circumstances, descriptions of the Local Partnerships and corresponding Apartment Complexes are and will be made in reliance on representations of the Local General Partners and expressions of their intent regarding the acquisition, development, financing and operation of Apartment Complexes, which representations and expressions may not have been independently verified by the Manager.

ATCT Series I has acquired limited partnership interests in the following Local Partnerships on substantially the same terms as described in Supplement No. 1 to the Prospectus: the Penn Apartments Local Partnership, the St. Christopher's Local Partnership, the St. John Local Partnership, the Edgewood Local Partnership, and the Shaker Local Partnership. ATCT Series I will not acquire the limited partnership interest in the Fairfield Arms Local Partnership, as described in Supplement No. 1 to the Prospectus, because the Local General Partner has determined that rehabilitation of the Fairfield Arms Complex is not feasible at this time.

**CORAL GARDENS APARTMENTS**
**Homestead, Florida**

An affiliate of the Manager, has entered into a letter of intent with the Coral Gardens Local Partnership to acquire a 99% limited partnership interest in the Coral Gardens Local Partnership, as described below. It is anticipated that the right to acquire the 99% limited partnership interest in the Coral Gardens Local Partnership will be transferred to ATCT Series I. As of the date of this Supplement, no other agreements have been entered into by ATCT Series I relating to the Coral Gardens Local Partnership or the Coral Gardens Apartments (the "Coral Gardens Apartment Complex"). ATCT Series I has been informed that the property has received a 1994 Housing Tax Credit reservation from the Florida Housing Finance Agency ("FHFA") in the amount of $4,138,200 over a 10 year period ($413,820 per year). See "Housing Tax Credits" below in this description. In the event the Coral Gardens Local Partnership does not receive the final reservation of Housing Tax Credits or the financing as described below, ATCT Series I may not acquire an interest in the Coral Gardens Local Partnership, or the interest may be acquired on substantially different terms than described below.

*Description of the Property.* The Coral Gardens Apartment Complex consists of 91 units which are contained in 8 two-story buildings. The buildings are of concrete block and stucco construction with a mansard wood roof.

The following is a breakdown of the apartment units contained in the Coral Gardens Apartment Complex and the anticipated rental rates for leases commencing in 1995:

| Apartment Type | Number of Units | Approximate Square Footage | Anticipated Monthly Rents |
|---|---|---|---|
| 2 BR/2 BA | 39 | 650 | $430 |
| 3 BR/2 BA | 44 | 760 | $591 |
| 4 BR/2 BA | 8 | 903 | $682 |

Rehabilitation of the Coral Gardens Apartment Complex began in September 1994, and the completion of the rehabilitation of the Coral Gardens Apartment Complex is expected to occur in June 1995. Section 8 rental subsidies are expected to be provided to the Coral Gardens Local Partnership for 100% of the apartments units under a HAP contract for five years. Because the first mortgage is insured by HUD, the Section 8 rental subsidies are expected to be subject to at least two renewals with probable terms of five years each. There can be no assurance, however, of the term of any extension of the HAP contract. The Section 8 rental subsidies will allow qualified low-income tenants to pay 30 percent of their income as rent, and the balance of the fair market rent for such units will be paid by the federal government.

*Local General Partner.* The Local General Partner of the Coral Gardens Local Partnership is expected to be Creative Choice Homes VII, Inc. Creative Choice Homes VII, Inc. is an affiliate of Creative Choice Homes, Inc., which has been involved in the development, construction, and management of real estate for over ten years. Creative Choice Homes, Inc. is owned by Mr. Dilip Barot. Mr. Barot has developed approximately 1,000 units of affordable housing and 300,000 square feet of commercial space.

*Management Agent.* It is anticipated that the management agent of the Coral Gardens Apartment Complex will be Caribe Management, Inc. ("Caribe"). Caribe has been managing multifamily property in South Florida since 1976. Presently, Caribe manages approximately 1,500 affordable housing units in South Florida and Ohio.

*Community Profile.* The Coral Gardens Apartment Complex is located in Homestead, Florida in a multiple family residential neighborhood. Homestead is located in southern Dade County, which experienced significant damage caused by Hurricane Andrew in August 1992 and is in the process of rebuilding. The property is located near schools and shopping, medical and recreational facilities.

*ATCT Series I Investment.* The Coral Gardens Local Partnership has acquired the land and existing building for approximately $450,000. Aggregate development costs are estimated by the Local General Partner to be approximately $4,541,350, including the land and existing buildings. Development cost estimates are contained in

in a budget submitted to and reviewed by FHFA in connection with the application for an allocation of Housing Tax Credits to the Coral Gardens Local Partnership. The amount of the Property Development Fee payable by the Coral Gardens Local Partnership to the Local General Partner or its affiliates will be dependent upon the actual cost of rehabilitation of the property and, therefore, cannot be finally determined until actual rehabilitation costs are determined. However, it is anticipated that a significant portion of the capital contribution by ATCT Series I to the Coral Gardens Local Partnership may be paid as the Property Development Fee. Such amount is included in the estimated development costs of the Coral Gardens Apartment Complex.

ATCT Series I expects to acquire a 99% limited partnership interest in the Coral Gardens Local Partnership by making a capital contribution to the Coral Gardens Local Partnership of approximately $2,273,250 (net of any Acquisition Fee and Acquisition Expense Allowance payable to the Manager) payable generally as follows: (a) payment of approximately $1,136,625 when ATCT Series I is admitted to the Coral Gardens Local Partnership, (b) payment of approximately $211,465 on a date selected by the Manager, (c) payment of approximately $681,975 upon completion of rehabilitation of the units in the Coral Gardens Apartment Complex, and (d) payment of approximately $454,650 upon achievement of breakeven operations.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of the capital contribution by ATCT Series I in the Coral Gardens Local Partnership such that the capital contribution by ATCT Series I is equal to a predetermined ratio of the finally determined amount of Housing Tax Credits, and (ii) reimbursement of ATCT Series I by the Local General Partner for recapture of Housing Tax Credits caused by the occurrence of certain events and payment to ATCT Series I from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture of Housing Tax Credits caused by the occurrence of certain other events. It is also expected that the Local General Partner will agree to purchase the aggregate interest in the Coral Gardens Local Partnership from ATCT Series I for an amount equal to the capital contributions by ATCT Series I in the Coral Gardens Local Partnership, at the option of ATCT Series I, if certain events do not occur in a timely manner.

It is expected that an aggregate Acquisition Fee and Acquisition Expense Allowance in an amount less than $202,793 will be paid by the Coral Gardens Local Partnership to the Manager.

*Financing*. It is anticipated that the Coral Gardens Local Partnership will assume an existing permanent first mortgage loan from Fannie Mae in the approximate amount of $938,000 for a remaining term of 18 years with interest at a rate of 8.5% per annum. It is also anticipated that the Coral Gardens Local Partnership will receive a permanent second mortgage loan from the FHFA SAIL Program in the amount of $1,330,000 for a term of 15 years. Such loan is expected to bear interest at a rate of 9% per annum, with 3% payable on a current basis and 6% accruing until maturity. It is anticipated that the debt service on the second mortgage loan shall be payable only from annual surplus cash flow and that the loan will be subject to a prohibition against prepayment for a certain time period and/or a prepayment penalty.

*Structure of Acquisition*. Profits, losses and available credits are expected to be allocated 99% to ATCT Series I and 1% to the Local General Partner. Cash Flow from Operating Cash Flow, to the extent available, is expected to be distributed 99% to ATCT Series I and 1% to the Local General Partner after payment of (i) operating deficit loans limited to 50% of available cash flow, and (ii) an annual administration fee to the Local General Partner of up to 75% of the available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after (i) repayment of all debts of the Coral Gardens Local Partnership (including operating deficit loans), and (ii) establishment of reserves are expected to be distributed 99% to ATCT Series I and 1% to the Local General Partner until ATCT Series I has received an amount equal to the Gross Capital Contributions (as defined in the Local Partnership Agreement), after which any remaining proceeds will be distributed 75% to the Local General Partners and 25% to ATCT Series I. It is expected that the Local General Partner will guarantee payment to ATCT Series I of up to $2,500 per year from Operating Cash Flow from the Coral Gardens Local Partnership, provided that any amounts paid pursuant to such guarantee will be treated as operating deficit loans.

*Operating Loans*. It is anticipated that the Local General Partner will be obligated to provide operating deficit loans to the Coral Gardens Local Partnership to fund operating deficits, up to an aggregate amount of $300,000, which may occur during a three year period commencing with achievement of breakeven operations of the Coral Gardens Apartment Complex. The operating deficit loans will be repaid from 50% of Operating Cash Flow of the Coral Gardens Local Partnership, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to pay operating deficit loans

if the Coral Gardens Local Partnership experiences an operating deficit. The Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Coral Gardens Local Partnership, which default could result in recapture of Housing Tax Credits. See "Risk Factors--Investment Risks--Reliance on Local General Partners" in the Prospectus.

*Housing Tax Credits.* ATCT Series I has been informed that the Coral Gardens Local Partnership has received a 1994 Housing Tax Credit reservation from FHFA in the amount of approximately $4,138,200 over a 10 year period ($413,820 per year). Such reservation was based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Coral Gardens Apartment Complex. The actual Housing Tax Credit generated by the Coral Gardens Apartment Complex will depend upon the final determination by the accountants, after completion of rehabilitation, of the actual development cost and the eligible basis of the Coral Gardens Apartment Complex.

*Insurance.* The Local General Partner, on behalf of the Coral Gardens Local Partnership, will be obligated to obtain and maintain insurance for the Coral Gardens Apartment Complex in amounts of coverage approved by ATCT Series I. There can be no assurance that, in the event of any particular occurrence, the amount of insurance or the scope of coverage will be adequate.

**CITY HOUSING ASSOCIATES APARTMENTS**
**New York, New York**

ATCT Series I has entered into a letter of intent with the City Housing Associates Local Partnership to acquire a 99% limited partnership interest in the City Housing Associates Local Partnership, as described below. As of the date of this Supplement, no other agreements have been entered into by ATCT Series I relating to the City Housing Associates Local Partnership or the City Housing Associates Apartments (the "City Housing Associates Complex"). ATCT Series I has been informed that the City Housing Associates Local Partnership has received an reservation of Housing Tax Credits from the State of New York Department of Housing and Community Renewal ("DHCR") in the amount of approximately $963,810 ($96,381 per year) over a ten-year period. See "Housing Tax Credits" below in this description. In the event the City Housing Associates Local Partnership does not receive the final reservation of Housing Tax Credits or the financing as described below, ATCT Series I may not acquire an interest in the City Housing Associates Local Partnership, or the interest may be acquired on substantially different terms than described below.

*Description of the Property.* The City Housing Associates Complex consists of 18 apartments units in two five-story buildings on a 0.125 acre site. The lower level of the property is expected to contain approximately 1,266 square feet of commercial space. The buildings are constructed of concrete block with asphalt roofs and brick siding. It is anticipated that the Local General Partner will master lease the completed commercial space for a nominal amount (for sublease to original tenants) upon completion of the rehabilitation of the property.

The following is a breakdown of the apartment units contained in the City Housing Associates Complex and the anticipated rental rates for leases commencing during 1995:

| Apartment Type | Number of Units | Approximate Square Footage | Anticipated Monthly Rents |
|---|---|---|---|
| 0 BR/ 1 BA | 5 | 381-461 | $387-$425 |
| 1 BR/ 1 BA | 8 | 664-672 | $414-$525 |
| 2 BR/ 1 BA | 5 | 882-951 | $497-$625 |

Rehabilitation of the City Housing Associates Complex began in July 1994, and is expected to be completed by November 1994.

*Local General Partners and Management Agent.* The Local General Partner is expected to be City Housing Associates, Inc. The sole stockholders of City Housing Associates, Inc. are Mr. Sol Arker and Mr. Alan Arker. The Arkers have been involved in the construction and development of over 1,000 residential units in New York,

Georgia, and Florida. Their development experience includes the construction of single and multi-family housing, office buildings, shopping centers and recreational facilities.

*Management Agent*. It is anticipated that the Management Agent for the City Housing Associates Complex will be Langsam Property Services Corporation. Langsam Property Services Corporation currently manages approximately 1,000 residential housing units, including 116 units which were recently developed by the Arkers on a site abutting the City Housing Associates complex.

*Community Profile*. The City Housing Associates Complex site is located in a residential and commercial area at the corner of Frederick Douglas Boulevard and West 122nd Street in the City of New York. The immediate neighborhood consists primarily of five-story apartment buildings with commercial space on the street level. The City Housing Associates Complex is in close proximity to neighborhood shops and services.

*ATCT Series I Investment*. The City Housing Associates Local Partnership has acquired the City Housing Associates Complex land and existing buildings from an unaffiliated seller for approximately $131,000. Aggregate development costs, including the purchase price of the land and existing buildings, are estimated by the Local General Partner to be approximately $1,683,965. Development cost estimates are contained in a budget submitted to and reviewed by the State of New York DHCR in connection with the application for an allocation of Housing Tax Credits to the City Housing Associates Local Partnership. The amount of the Property Development Fee payable by the City Housing Associates Local Partnership to the Local General Partner or its affiliate(s) will be dependent upon the actual costs of the development of the property and, therefore, cannot be finally determined until actual development costs have been determined. However, it is anticipated that a substantial portion of the capital contribution by ATCT Series I to the City Housing Associates Local Partnership may be paid as the Property Development Fee. Such amount is included in the estimated development costs of the City Housing Associates Complex.

ATCT Series I expects that, upon the withdrawal of the current limited partner from the City Housing Associates Local Partnership, ATCT Series I will acquire a 99% limited partnership interest in the City Housing Associates Local Partnership by making a capital contribution to the City Housing Associates Local Partnership of approximately $507,753 (net of any Acquisition Fee and Acquisition Expense Allowance payable to the Manager) payable generally as follows: (a) payment of approximately $337,753 when ATCT Series I is admitted to the City Housing Associates Local Partnership provided completion of construction of all of the units in the City Housing Associates Complex has occurred, and (b) payment of approximately $170,000 upon the achievement of breakeven operations of the City Housing Associates Complex.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of the capital contribution by ATCT Series I in the City Housing Associates Local Partnership such that the capital contribution by ATCT Series I is equal to a predetermined ratio of the finally determined amount of Housing Tax Credits, and (ii) reimbursement of ATCT Series I by the Local General Partner for recapture of Housing Tax Credits caused by the occurrence of certain events and payment to ATCT Series I from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture of Housing Tax Credits caused by the occurrence of certain other events. It is also expected that the Local General Partner will agree to purchase the aggregate interest in the City Housing Associates Local Partnership from ATCT Series I for an amount equal to the capital contributions by ATCT Series I to the City Housing Associates Local Partnership, at the option of ATCT Series I, if completion of development of the City Housing Associates Complex or certain other events do not occur in a timely manner.

It is expected that an aggregate Acquisition Fee and Acquisition Expense Allowance in an amount less than $47,232 will be paid by the City Housing Associates Local Partnership to the Manager.

*Financing*. The City Housing Associates Local Partnership has received a commitment for a first mortgage loan from the Community Preservation Corporation ("CPC") in the approximate amount of $275,890 at an estimated interest rate of 7.86% per annum, fully amortizing over a term of approximately 14 years. In addition to the first mortgage loan, the City Housing Associates Local Partnership has received a commitment for a second mortgage loan from the Department of Housing Preservation and Development ("HPD") in the approximate amount of $708,890 at an interest rate of 1.00%, and a term of 30 years. In addition to the loans, the property will also benefit from a full tax abatement for 20 years.

*Structure of Acquisition.* Profits, losses and available credits are expected to be allocated 99% to ATCT Series I and 1% to the Local General Partner. Operating Cash Flow, to the extent available, is expected to be distributed 50% to ATCT Series I and 50% to the Local General Partner after payment of (i) operating deficit loans, (ii) a priority distribution of $2,500 to ATCT Series I, and (iii) an annual administration fee to the Local General Partner of up to $12,000. Sale or Refinancing Proceeds remaining after (i) payment of all debts of the City Housing Associates Local Partnership (including operating deficit loans), and (ii) establishment of reserves, are expected to be distributed 99% to ATCT Series I and 1% to the Local General Partner until ATCT Series I has received an amount equal to its capital contributions to the City Housing Associates Local Partnership, and thereafter, 50% to ATCT Series I and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to ATCT Series I of $2,500 per year from Operating Cash Flow from the City Housing Associates Local Partnership, provided that any amounts paid pursuant to such guarantee will be treated as operating deficit loans.

*Operating Deficit Loans.* It is anticipated that the Local General Partner will fund, without limitation as to amount, operating deficits which may occur during the period commencing with achievement of breakeven operations of the City Housing Associates Complex and ending upon the third anniversary of the achievement of breakeven operations of the City Housing Associates Complex. The operating deficit loans will be repaid from 50% of Operating Cash Flow of the City Housing Associates Local Partnership, or out of available Sale or Refinancing Proceeds. In addition to the operating deficit guarantee, it is anticipated that the Local General Partner will fund, without limitation as to amount, any funds required to prevent a foreclosure of the first mortgage loan for a period of ten years. There can be no assurance that the Local General Partner will be able to comply with its obligation to pay operating deficit loans if the City Housing Associates Local Partnership experiences an operating deficit. The Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the City Housing Associates Local Partnership, which default could result in recapture of Housing Tax Credits. See "Risk Factors--Investment Risks--Reliance on Local General Partners" in the Prospectus.

*Housing Tax Credits.* ATCT Series I has been informed that the City Housing Associates Local Partnership has received a reservation of Housing Tax Credits from DHCR in the amount of $963,810 ($96,381 per year) of over a ten-year period. Such reservation was based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the City Housing Associates Complex. The actual Housing Tax Credit generated by the City Housing Associates Complex will depend upon the final determination by the accountants, after completion of construction, of the actual development cost and the eligible basis of the City Housing Associates Complex.

*Insurance.* The Local General Partner, on behalf of the City Housing Associates Local Partnership, will be obligated to obtain and maintain insurance for the City Housing Associates Complex in amounts of coverage approved by ATCT Series I. There can be no assurance that, in the event of any particular occurrence, the amount of insurance or the scope of coverage will be adequate.

**ELMWOOD III APARTMENTS**
**Detroit, Michigan**

ATCT Series I has entered into a letter of intent with the Elmwood Local Partnership to acquire a 99% limited partnership interest in the Elmwood Local Partnership, as described below. As of the date of this Supplement, no other agreements have been entered into by ATCT Series I relating to the Elmwood Local Partnership or the Elmwood Apartments (the "Elmwood Complex"). ATCT Series I has been informed that the Elmwood Local Partnership has received an reservation of Housing Tax Credits from the Michigan State Housing Development Authority ("MSHDA") in the amount of approximately $2,828,730 ($282,873 per year) over a ten-year period. See "Housing Tax Credits" below in this description. In the event the Elmwood Local Partnership does not receive the final reservation of Housing Tax Credits or the financing as described below, ATCT Series I may not acquire an interest in the Elmwood Local Partnership, or the interest may be acquired on substantially different terms than described below.

*Description of the Property.* The Elmwood Complex is expected to consist of 97 apartments units in eight two-story buildings on a 7.8 acre site. The buildings are anticipated to be wood frame construction on concrete slab with asphalt shingled roofs.

The following is a breakdown of the apartment units contained in the Elmwood Complex and the anticipated rental rates for leases commencing during 1995:

| Apartment Type | Number of Units | Approximate Square Footage | Anticipated Monthly Rents |
|---|---|---|---|
| 2 BR/ 1 BA | 68 | 889 | $202-467 |
| 2 BR/ 1 BA | 1 (MGR) | 1,112 | - 0 - |
| 3 BR/ 2 BA | 28 | 1,120 | $238-543 |

Construction of the Elmwood Complex began in November 1994, and is expected to be completed by December 1995.

*Local General Partner.* The Local General Partner is expected to be Vital Investments Serving In Our Neighborhoods ("VISION"), a Michigan non-profit Corporation. VISION was established by the New Calgary Baptist Church as a community development organization. The Elmwood Complex will be the first VISION development.

*Management Agent.* It is anticipated that the Management Agent for the Elmwood Complex will be Management Systems, Inc. which was formed in 1973. Ronald D. Weaver, President and Cynthia J. Jones, Executive Vive President, each have over 20 years experience in property management. Management Systems, Inc. currently manages approximately 2,677 multi-family units in the Detroit area. The majority of the properties managed by Management Systems, Inc. have received MSHDA or HUD financing.

*Community Profile.* The Elmwood Complex site is located in a residential neighborhood on East Vernor Avenue in the Lafayette/Elmwood area of Detroit, Michigan. The immediate neighborhood consists primarily of single family homes and newly constructed apartment complexes. The Elmwood Complex is in close proximity to neighborhood shops, medical facilities, schools, a branch of the Public Library, and other services.

*ATCT Series I Investment.* The Elmwood Local Partnership has acquired the Elmwood Complex site from an unaffiliated seller for approximately $118,000. Aggregate development costs, including the purchase price of the site, are estimated by the Local General Partner to be approximately $7,240,000. Development cost estimates are contained in a budget submitted to and reviewed by the MSHDA in connection with the application for an allocation of Housing Tax Credits to the Elmwood Local Partnership. The amount of the Property Development Fee payable by the Elmwood Local Partnership to the Local General Partner or its affiliate(s) will be dependent upon the actual costs of the development of the property and, therefore, cannot be finally determined until actual development costs have been determined. However, it is anticipated that a substantial portion of the capital contribution by ATCT Series I to the Elmwood Local Partnership may be paid as the Property Development Fee. Such amount is included in the estimated development costs of the Elmwood Complex.

ATCT Series I expects that, upon the withdrawal of the current limited partner from the Elmwood Local Partnership, ATCT Series I will acquire a 99% limited partnership interest in the Elmwood Local Partnership by making a capital contribution to the Elmwood Local Partnership of approximately $1,543,000 (net of any Acquisition Fee and Acquisition Expense Allowance payable to the Manager) payable generally as follows: (a) payment of approximately $523,000 when ATCT Series I is admitted to the Elmwood Local Partnership, (b) payment of approximately $400,000 upon completion of construction of all of the units in the Elmwood Complex, (c) payment of approximately $300,000 upon receipt of the final low income tax credit certification from the accountants and receipt of Form 8609, and (d) payment of approximately $300,000 upon the achievement of breakeven operations of the Elmwood Complex.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of the capital contribution by ATCT Series I in the Elmwood Local Partnership such that the contribution by ATCT Series I is equal to a predetermined ratio of the finally determined amount of Housing Tax Credits, and (ii) reimbursement of ATCT Series I by the Local General Partner for recapture of Housing Tax Credits caused by the occurrence of certain events and payment to ATCT Series I from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture of Housing Tax Credits caused by the occurrence of certain other events. It is also expected that the

Local General Partner will agree to purchase the aggregate interest in the Elmwood Local Partnership from ATCT Series I for an amount equal to the capital contributions by ATCT Series I to the Elmwood Local Partnership, at the option of ATCT Series I, if completion of development of the Elmwood Complex or certain other events do not occur in a timely manner.

It is expected that an aggregate Acquisition Fee and Acquisition Expense Allowance in an amount less than $138,622 will be paid by the Elmwood Local Partnership to the Manager.

*Financing*. The Elmwood Local Partnership is expected to receive a first mortgage loan from MSHDA in the approximate amount of $5,724,887 at an estimated interest rate of 1.00% per annum, fully amortizing over a term of approximately 30 years. In addition to the first mortgage loan, the Elmwood Complex will benefit from a full tax abatement for the term of the first mortgage.

*Structure of Acquisition*. Profits, losses and available credits are expected to be allocated 99% to ATCT Series I and 1% to the Local General Partner. Operating Cash Flow, to the extent available, is expected to be distributed 50% to ATCT Series I and 50% to the Local General Partner after payment of (i) operating deficit loans, (ii) a priority distribution of $5,000 to ATCT Series I, and (iii) an annual Local Partnership Administration Fee to the Local General Partner of up to $5,000. Sale or Refinancing Proceeds remaining after (i) payment of all debts of the Elmwood Local Partnership (including operating deficit loans), and (ii) establishment of reserves, are expected to be distributed 99% to ATCT Series I and 1% to the Local General Partner until ATCT Series I has received an amount equal to its capital contributions to the Elmwood Local Partnership, and thereafter, 50% to ATCT Series I and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to ATCT Series I of $5,000 per year from Operating Cash Flow from the Elmwood Local Partnership, provided that any amounts paid pursuant to such guarantee will be treated as operating deficit loans.

*Operating Deficit Loans*. It is anticipated that the Local General Partner will fund operating deficits which may occur during the period commencing with achievement of breakeven operations of the Elmwood Complex and ending upon the fifth anniversary of the achievement of breakeven operations of the Elmwood Complex, subject to a maximum of $572,489. The operating deficit loans will be repaid from 50% of Operating Cash Flow of the Elmwood Local Partnership, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to pay operating deficit loans if the Elmwood Local Partnership experiences an operating deficit. The Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Elmwood Local Partnership, which default could result in recapture of Housing Tax Credits. See "Risk Factors--Investment Risks--Reliance on Local General Partners" in the Prospectus.

*Housing Tax Credits*. ATCT Series I has been informed that the Elmwood Local Partnership has received a reservation of Housing Tax Credits from MSHDA in the amount of $2,848,800 ($284,880 per year) of over a ten-year period. Such reservation was based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Elmwood Complex. The actual Housing Tax Credit generated by the Elmwood Complex will depend upon the final determination by the accountants, after completion of construction, of the actual development cost and the eligible basis of the Elmwood Complex.

*Insurance*. The Local General Partner, on behalf of the Elmwood Local Partnership, will be obligated to obtain and maintain insurance for the Elmwood Complex in amounts of coverage approved by ATCT Series I. There can be no assurance that, in the event of any particular occurrence, the amount of insurance or the scope of coverage will be adequate.

**GLENVILLE APARTMENTS**
**Cleveland, Ohio**

ATCT Series I has entered into a letter of intent with the Glenville Local Partnership to acquire a 99% limited partnership interest in the Glenville Local Partnership, as described below. As of the date of this Supplement, no other agreements have been entered into by ATCT Series I relating to the Glenville Local Partnership or the Glenville Apartments (the "Glenville Apartment Complex"). ATCT Series I has been informed that the Glenville Local Partnership has received a reservation from the State of Ohio in the amount of

approximately $1,274,535 ($127,453 per year) of Housing Tax Credits over a ten-year period. See "Housing Tax Credits" below in this description. In the event the Glenville Local Partnership does not receive a final reservation of Housing Tax Credits or the financing as described below, ATCT Series I may not acquire an interest in the Glenville Local Partnership, or the interest may be acquired on substantially different terms than described below.

*Description of the Property.* The Glenville Apartment Complex consists of 50 units in 6 buildings. The 6 buildings are three stories and are of wood frame construction with brick siding. The buildings were originally constructed in the 1950's.

The following is a breakdown of the apartment units to be contained in the Glenville Apartment Complex and the anticipated rental rates for leases commencing during 1995:

| Apartment Type | Number of Units | Approximate Square Footage | Anticipated Monthly Rents |
|---|---|---|---|
| 1 BR/1 BA | 6 | 551 | $519 |
| 2 BR/1 BA | 31 | 722 | $578 |
| 3 BR/1 BA | 11 | 950 | $642 |
| 3 BR/1 BA | 2 | 950 | $664 |

Rehabilitation of the Glenville Complex is expected to begin in December 1994 and anticipated to be completed by July 1995. Section 8 rental subsidies are presently being provided to the Glenville Local Partnership pursuant to a Housing Assistance Payment Contract ("HAP Contract"). The present HAP Contract for all of the units in the Glenville Complex expires in September 2001. The Section 8 rental subsidies allow qualified low income tenants to pay 30 percent of their income as rent, with the balance of the rent for such units to be paid by the federal government. The Local General Partner expects to seek an extension of the HAP Contract. Nevertheless, there can be no assurance as to the length of any extension of such HAP Contract. See "Investment Objectives and Policies--Section 8 Housing Assistance" in the Prospectus. All leases will be for a term of one year.

*Local General Partner and Contractor.* The Local General Partner of the Glenville Apartments Limited Partnership is expected to be American Community Developers, Inc., a Michigan corporation. The principal stockholder of American Community Developers, Inc. is Gerald A. Krueger. Mr. Krueger has been involved in investment, development and management of real estate over the past 11 years. His experience includes the investment and development of over 2,900 multi-family units. Affiliates of ATCT Series I have invested in six local partnerships in which the Local General Partner is a general partner and which have business obligations and investment policies similar to those of ATCT Series I.

*Management Agent.* It is expected that Independent Management Services ("IMS") will be the property management agent for the Glenville Complex. Frank D. Carswell, President of IMS, has been involved in the management of multi-family housing since 1979. Over the past 11 years he has had the management responsibility for approximately 5,860 apartment units of which approximately 3,600 units were low-income units. Affiliates of ATCT Series I have invested in four apartment complexes managed by IMS.

*Community Profile.* The Glenville Apartment Complex is composed of six buildings which are located within a one mile radius of each other in the Northeast section of Cleveland, Ohio. The immediate neighborhood is comprised primarily of single family homes, some of which have been recently constructed and sold, and a recently completed shopping center.

*ATCT Series I Investment.* The Glenville Local Partnership will purchase the land and buildings comprising the Glenville Apartment Complex for $1,598,000. Aggregate development costs are expected to be approximately $2,216,177. Development costs are contained in a budget submitted to and reviewed by the Ohio Housing Finance Agency for the purpose of allocating Housing Tax Credits to the Glenville Local Partnership. The amount of the Property Development Fee payable by the Glenville Local Partnership to the Local General Partner and/or its Affiliates will be dependent upon the actual costs of the rehabilitation of the property and, therefore, cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of ATCT Series I's capital contribution to the Glenville Local Partnership will be paid as the Property

Development Fee. Such amount is included in the estimated construction costs of the Glenville Apartment Complex.

ATCT Series I expects that, upon the withdrawal of the current limited partner from the Glenville Apartments Limited Partnership, ATCT Series I will acquire a 99% limited partnership interest in the Glenville Local Partnership by making a capital contribution to the Glenville Local Partnership of $694,621 payable (net of any Acquisition Fee and Acquisition Expense Allowance payable to the Manager) generally as follows: (a) payment of approximately $416,773 when ATCT Series I is admitted to the Glenville Local Partnership, (b) payment of $104,193 upon the completion of rehabilitation of the Glenville Apartment Complex, and (c) payment of approximately $173,655 upon the achievement of breakeven operations.

It is expected that the Local Partnership Agreement will provide for (i) adjustment of ATCT Series I's capital contribution in the Glenville Local Partnership such that ATCT Series I's capital contribution is equal to approximately a predetermined ratio of the finally determined amount of Housing Tax Credits, and (ii) reimbursement of ATCT Series I by the Local General Partner for recapture of Housing Tax Credits caused by the occurrence of certain events and payment to ATCT Series I from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture of Housing Tax Credits caused by the occurrence of certain other events. It is also expected that the Local General Partner will agree to purchase ATCT Series I's aggregate interest in the Glenville Local Partnership for an amount equal to ATCT Series I's capital contribution to the Glenville Local Partnership, at ATCT Series I's option, if completion of construction of the Glenville Apartment Complex or certain other events do not occur in a timely manner.

It is expected that an aggregate Acquisition Fee and an Acquisition Expense Allowance in an amount less than $62,459 will be paid by the Glenville Local Partnership to the Manager.

*Financing*. It is anticipate that the Glenville Local Partnership will, upon its acquisition of the Glenville Local Partnership, assume existing FHA insured 221(D)4 first mortgage loan in the amount of approximately $1,482,928. The first mortgage loan bears interest at the rate of 7.5% for a remaining term of 28 years. The Glenville Local Partnership is expected to receive a second mortgage loan or grant from the Federal Home Loan Bank Affordable Housing Program in the amount of $45,000.

*Structure of Acquisition*. Profits, losses and available credits are expected to be allocated 99% to ATCT Series I and 1% to the Local General Partner. Annual Operating Cash Flow is expected to be distributed 50% to ATCT Series I and 50% to the Local General Partner after payment of (i) a priority distribution to ATCT Series I in the amount of $1,500, (ii) repayment of any operating deficit loans, and (iii) payment of an incentive management fee, as described below. The incentive management fee shall be paid equal to the difference between 10% of the net rental income less amounts paid under the property management fee. The incentive management fee, to extent unpaid shall accrue and be paid from available Cash Flow or Sale or Refinancing Proceeds. There may be limitations imposed by the mortgage lenders on distributions of cash, if any, to the partners of the Glenville Local Partnership. Sale or Refinancing Proceeds remaining after (i) payment of all debts of the Glenville Local Partnership (including the balance of unpaid operating deficit loans and deferred unpaid incentive management fee, if any), (ii) payment of an incentive disposition fee, which will be equal to one half of the first mortgage loan amortization over the 15 year tax credit period, and (iii) establishment of reserves, are expected to be distributed 99% to ATCT Series I and 1% to the Local General Partner until ATCT Series I has received an amount equal to its capital contributions. Any amount of Sale or Refinancing Proceeds remaining thereafter are expected to be distributed 50% to ATCT Series I and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to ATCT Series I of $1,500 per year from Operating Cash Flow from the Glenville Local Partnership, provided that any amounts paid pursuant to such guarantee will be treated as operating deficit loans.

*Operating Deficit Loans*. It is anticipated that the Local General Partner or an Affiliate will be obligated to provide operating deficit loans to the Glenville Local Partnership to fund operating deficits which may occur during the period commencing with achievement of breakeven operations of the Glenville Apartment Complex and ending upon the third anniversary of breakeven operations, up to an aggregate amount of $160,000. The operating deficit loans will be repaid from Operating Cash Flow of the Glenville Local Partnership, and/or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to pay operating deficit loans if the Glenville Local Partnership suffers an operating deficit. The

Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Glenville Local Partnership, which default could result in recapture of Housing Tax Credits. See "Risk Factors--Investment Risks--Reliance on Local General Partners" in the Prospectus.

*Housing Tax Credits.* ATCT Series I has been informed that the Glenville Local Partnership has received a reservation from the Ohio Housing Finance Agency in the amount of approximately $1,274,535 ($127,453 per year) of Housing Tax Credits over a ten-year period. Such reservation was based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Glenville Apartment Complex. The actual Housing Tax Credits generated by the Glenville Apartment Complex will depend upon the final determination by the accountants, after completion of construction, of the actual development cost and the eligible basis of the Glenville Apartment Complex.

*Insurance.* The Local General Partner, on behalf of the Glenville Local Partnership, will be required to obtain and maintain insurance, for the Glenville Apartment Complex in amounts of coverage approved by ATCT Series I. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

**AMERICAN TAX CREDIT TRUST,**
**A Delaware statutory business trust**
**SERIES I**

**STICKER SUPPLEMENT DATED NOVEMBER 23, 1994**
**TO PROSPECTUS DATED SEPTEMBER 7, 1993**

This Sticker Supplement forms a part of, and should be read in conjunction with, the Prospectus of the Trust dated September 7, 1993, which includes Supplement No. 2 to the Prospectus dated November 16, 1993 and Supplement No. 3 to the Prospectus, dated November 23, 1994. Capitalized terms used and not defined herein have the meanings assigned to them in the Prospectus.

Supplement No. 1 to the Prospectus dated September 7, 1993, commenced the offering of Series I of the Trust and identified six Local Partnership Interests in which the Trust then currently anticipated investing on behalf of Series I of the Trust. Supplement No. 2 changed the definition of terms relating to the Second Funding Date, Acquisition Fees and Acquisition Allowance. Supplement No. 3 identifies four properties in which the Trust currently anticipates investing on behalf of Series I of the Trust.